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REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Illinois Superconductor Corporation
(Exact name of Registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	36-3909505 (I.R.S. Employer Identification No.)

451 Kingston Court, Mt. Prospect, Illinois 60056
(Address of principal executive offices, including zip code)

The SSI Replacement Nonqualified Stock Option Plan
(Full title of the plan)

Dr. George M. Calhoun
Chief Executive Officer
Illinois Superconductor Corporation
451 Kingston Court
Mt. Prospect, Illinois 60056
(847) 391-9400
(Name, address and telephone number, including area code, of agent for service)

With Copies to:
 Andrew L. Weil, Esq.
Sonnenschein Nath & Rosenthal
8000 Sears Tower
Chicago, Illinois 60606
(312) 876-8000

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE

Common Stock, $0.001 par value, including preferred stock purchase rights	59,644	$2.312	$137,897	$36.40

(1)
Includes an indeterminate number of shares of Illinois Superconductor Corporation Common Stock that may be issuable by reason of stock splits, stock dividends or similar transactions.

(2)
The amount is based on the average of the bid and asked price of Illinois Superconductor Common Stock as of October 27, 2000 and is used solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by Illinois Superconductor Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

  1.
  The Annual Report on Form 10-K for our fiscal year ended December 31, 1999.

  2.
  The Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

  3.
  The Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.

  4.
  The Company's Definitive Additional Proxy Materials filed June 9, 2000.

  5.
  A copy of the Company's Current Report on Form 8-K filed on July 7, 2000 reporting on the postponement of the Company's annual stockholders meeting and the forbearance by the Selling Stockholders of their rights to demand redemption of certain senior convertible notes.

  6.
  A copy of the Company's current report on Form 8-K filed on July 18, 2000 announcing that at its annual stockholders meeting, the Company's stockholders approved all of the proposals contained in the Company's proxy materials.

  7.
  A copy of the Company's current report on Form 8-K filed on August 7, 2000 announcing that the Company has opened an office in Japan with the assistance of CTR Ventures KK.

  8.
  A copy of the Company's current report on Form 8-K filed on August 10, 2000, and the related report on Form 8-K filed on August 23, announcing that the Company acquired Spectral Solutions, Inc. pursuant to the Agreement and Plan of Merger dated May 17, 2000 by and among the Company, SSI Acquisition Corp., SSI and certain shareholders of SSI.

  9.
  A copy of the Company's current report on Form 8-K filed on August 14, 2000 reporting on the Company's earnings for the second quarter 2000.

  10.
  A copy of the Company's current report on Form 8-K filed on September 22, 2000, reporting on an initial order for the deployment of HTS filter systems by Telefonica, a telecommunications operating company in Spain.

  11.
  A copy of the Company's amended current report on Form 8-K/A filed October 20, 2000, containing financial statement information for Spectral Solutions, Inc. and pro forma consolidated financial information for the Company.

  12.
  A copy of the Company's current report on Form 8-K filed October 26, 2000, reporting on an additional $5 million investment in the Company by Elliott Associates, L.P. and an affiliated investment firm.

  13.
  A copy of Company's current report on Form 8-K filed November 2, 2000, announcing that the Company has entered into an agreement to acquire Lockheed Martin Canada's Adaptive Notch Filtering ("ANF") Business Unit.

    All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold shall also be deemed to be incorporated by reference into this

Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

ITEM 4.  DESCRIPTION OF SECURITIES

    Not applicable.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

    Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article 9 of our Certificate of Incorporation provides that we shall indemnify our directors to the full extent permitted by the General Corporation Law of the State of Delaware and may indemnify our officers and employees to such extent, except that we shall not be obligated to indemnify any such person (1) with respect to proceedings, claims or actions initiated or brought voluntarily by any such person and not by way of defense, or (2) for any amounts paid in settlement of an action indemnified against by us without our prior written consent. We have entered into indemnity agreements with each of our directors and officers. These agreements may require us, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, as the case may be, to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification and to obtain directors' and officers' liability insurance if available on reasonable terms.

    In addition, Article 8 of our Certificate of Incorporation provides that a director of ours shall not be personally liable to us or our stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds or (iv) for any transaction from which the director derives an improper personal benefit.

    Reference is made to Section 145 of the General Corporation Law of the State of Delaware which provides for indemnification of directors and officers in certain circumstances.

    The Company has obtained a directors' and officers' liability insurance policy which entitles the Company to be reimbursed for certain indemnity payments it is required or permitted to make to its directors and officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

    Not applicable.

ITEM 8.  EXHIBITS

    Exhibits are listed in the Index to Exhibits, which list is incorporated herein by reference.

ITEM 9.  UNDERTAKINGS

  (a)
  The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mt. Prospect, State of Illinois, on the 26th day of October, 2000.

ILLINOIS SUPERCONDUCTOR CORPORATION
By:	/s/ GEORGE M. CALHOUN George M. Calhoun Chief Executive Officer

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on the 26th day of October, 2000.

Signature	Title

/s/ GEORGE M. CALHOUN George M. Calhoun	Chief Executive Officer and Director (Principal Executive Officer and Director)
/s/ CHARLES F. WILLES Charles F. Willes	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ MARK D. BRODSKY Mark D. Brodsky	Director
/s/ HOWARD S. HOFFMANN Howard S. Hoffmann	Director
/s/ SAMUEL A. PERLMAN Samuel A. Perlman	Director
/s/ THOMAS L. POWERS Thomas L. Powers	Director
/s/ RICHARD N. HERRING Richard N. Herring	Director

INDEX TO EXHIBITS

ITEM 8.  EXHIBITS

Exhibit Number	Description
4.1	The SSI Replacement Nonqualified Stock Option Plan.*
5.1	Opinion of Sonnenschein Nath & Rosenthal.*
23.1	Consent of Sonnenschein Nath & Rosenthal (included in opinion filed as Exhibit 5.1).
23.2	Consent of Ernst & Young LLP, Independent Auditors.*

    * Filed herewith

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SIGNATURES
INDEX TO EXHIBITS